Exhibit 10.1

EXECUTION COPY

NOTE PURCHASE AGREEMENT

dated as of

April 30, 2009

among

NAVISTAR FINANCIAL RETAIL RECEIVABLES CORPORATION,

as Seller

THUNDER BAY FUNDING, LLC,

as the Conduit Investor

ROYAL BANK OF CANADA,

as Agent for the Investors

and

NAVISTAR FINANCIAL CORPORATION,

Individually and as Servicer

NAVISTAR FINANCIAL 2009-A OWNER TRUST,

Series 2009-A Floating Rate Asset Backed Notes

-i-

TABLE OF CONTENTS

(continued)

-ii-

NOTE PURCHASE AGREEMENT dated as of April 30, 2009 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), among:

NAVISTAR FINANCIAL RETAIL RECEIVABLES CORPORATION, a Delaware corporation, as seller (the “Seller”);

THUNDER BAY FUNDING, LLC, a Delaware limited liability company (“Thunder Bay” or the initial Conduit Investor (as defined below));

ROYAL BANK OF CANADA, a Canadian chartered bank, acting through a New York Branch (“Royal Bank”), as Agent (as defined below); and

NAVISTAR FINANCIAL CORPORATION, a Delaware corporation, individually (“NFC”) and as servicer (in such capacity, and together with its successors and assigns, the “Servicer”).

RECITALS

WHEREAS, the Trust and the Indenture Trustee are party to an Indenture dated as of April 30, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “Indenture”), pursuant to which the Trust has issued the Purchased Note (as defined below); and

WHEREAS, on the Closing Date, the Seller intends to sell the Purchased Note to the Agent for the benefit of the Conduit Investor and the other Investors, and the Conduit Investor and the other Investors desire to acquire the Purchased Note;

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. Terms used herein but not otherwise defined herein have the respective meanings given to such terms in Part I of Appendix A to the Pooling Agreement, dated as of April 30, 2009 (the “Pooling Agreement”) between NFRRC and the Issuer (each as defined below), as amended, restated, supplemented or otherwise modified from time to time. As used in this Agreement, the following terms have the meanings specified below:

“1940 Act” means the Investment Company Act of 1940, as amended.

“Act” means the Securities Act of 1993, as amended.

“Agent” means Royal Bank, in its capacity as agent for the Investors, and its successors and assigns appointed pursuant to Section 7.09.

“Agent-Related Person” means the Agent, its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and their respective Affiliates.

“Agreement” is defined in the preamble.

“Alternate Rate” for any Fixed Period for any Funding Tranche means an interest rate per annum equal to the sum of (x) Applicable Margin per annum and (y) the Eurodollar Rate for such Fixed Period; provided, however, that in the case of:

(i) any Fixed Period existing on or after the first day of which the Agent shall have been notified by the Conduit Investor or any Program Support Provider that:

(w) the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for the Conduit Investor or such Program Support Provider to fund any Funding Tranche (based on the Eurodollar Rate) set forth above (and the Conduit Investor or such Program Support Provider shall not have subsequently notified the Agent that such circumstances no longer exist),

(x) U.S. dollar deposits in the London interbank market in the relevant amounts and for the relevant portion of such Fixed Period are not available,

(y) adequate and reasonable means do not exist for ascertaining LIBOR for such Fixed Period, or

(z) LIBOR does not accurately reflect the cost to the Conduit Investor or such Program Support Provider (as conclusively determined by the Conduit Investor or such Program Support Provider (or by the Agent on its behalf)) of maintaining the applicable Funding Tranche during such Fixed Period;

(ii) any Fixed Period of one to (and including) 13 days,

(iii) any Fixed Period relating to a Funding Tranche which is less than $1,000,000, or

(iv) any Fixed Period with respect to which the Alternate Rate, for any reason, becomes applicable on notice to the Agent of less than three (3) Business Days;

the “Alternate Rate” for each such Fixed Period shall be an interest rate per annum equal to 2.00% per annum above the Corporate Base Rate in effect on each day of such Fixed Period. The “Alternate Rate” for any day on or after the occurrence of an Event of Default (unless such Event of Default has been waived or eliminated by amendment) shall be an interest rate equal to 4.00% per annum above the Corporate Base Rate in effect on such day.

“Applicable Margin” has the meaning specified in the Fee Letter.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, 11 U.S.C. §§ 101 et seq.

“Breakage Payment” is defined in Section 2.03(b).

“Commercial Paper” means short-term promissory notes issued or to be issued by the Conduit Investor to fund the Conduit Investor’s investments in accounts receivable or other financial assets.

“Commission” is defined in Section 3.01(c).

“Conduit Assignee” means any commercial paper conduit administered by Royal Bank or any of its Affiliates and designated by Royal Bank from time to time to accept an assignment from the Conduit Investor of all or a portion of its rights and obligations hereunder.

“Conduit Consolidation Event” means the consolidation, for financial and/or regulatory accounting purposes, of all or any portion of the assets and liabilities of the Conduit Investor that are subject to this Agreement or any other Basic Document with all or any portion of the assets and liabilities of an Consolidation Affected Entity. A Conduit Consolidation Event shall be deemed to occur on the date any Consolidation Affected Entity shall acknowledge in writing that any such consolidation of the assets and liabilities of a Conduit Investor shall occur. Notwithstanding the foregoing, if, as of the date on which any Conduit Investor first becomes a party to this Agreement (or otherwise subject to the terms hereof), the assets and liabilities of such Conduit Investor are required to be (or are otherwise) consolidated with the assets and liabilities of any Consolidation Affected Entity, then notwithstanding the immediately preceding sentence, no Conduit Consolidation Event shall occur with respect to such Conduit Investor and such Consolidation Affected Entity.

“Conduit Investor” means, initially, Thunder Bay, together with its respective successors and assigns, including any of its Conduit Assignees. A “Conduit Investor” may include one or more commercial paper conduits as long as such commercial paper conduits are either (i) Affiliates of one another or (ii) administered by the same Person or its Affiliates. If a “Conduit Investor” consists of more than one commercial paper conduit, each such commercial paper conduit will have the rights and obligations with respect to the Purchased Note as may be determined between them from time to time.

“Consolidation Affected Entity” shall mean (i) any Program Support Provider, (ii) any insurance company, bank or other funding entity providing liquidity, credit enhancement or back-up purchase support or facilities to the Conduit Investor, (iii) any agent, administrator or manager of the Conduit Investor, or (iv) any bank holding company in respect of any of the foregoing.

“Corporate Base Rate” means, for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate for such day plus 1.00% and (b) the rate of interest in effect for such day as publicly announced from time to time by the Agent as its “prime rate” plus 0.50%. The “prime rate” is a rate set by the Agent based upon various factors including the Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the prime rate announced by the Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Corporate Services Provider” is defined in Section 8.11.

“CP Rate” for any Fixed Period for any Funding Tranche means, to the extent a Conduit Investor funds such Funding Tranche for such Fixed Period by issuing Commercial Paper, the per annum rate equivalent to the “weighted average cost” (as defined below) related to the issuance of Commercial Paper that are allocated, in whole or in part, by the Conduit Investor or the Agent to fund or maintain such Funding Tranche (and which may also be allocated in part to the funding of other Funding Tranches hereunder or of other assets of the Conduit Investor); provided, however, that if any component of such rate is a discount rate, in calculating the “CP Rate” for such Funding Tranche for such Fixed Period, the Conduit Investor shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum. As used in this definition, a Conduit Investor’s “weighted average cost” shall consist of (w) the actual interest rate (or discount) paid to purchasers of the Conduit Investor’s Commercial Paper, together with the commissions of placement agents and dealers in respect of such Commercial Paper, to the extent such commissions are allocated, in whole or in part, to such Commercial Paper by a Conduit Investor or the Agent, (x) certain documentation and transaction costs associated with the issuance of such Commercial Paper, (y) any incremental carrying costs incurred with respect to Commercial Paper maturing on dates other than those on which corresponding funds are received by the Conduit Investor, and (z) other borrowings by the Conduit Investor (other than under any Program Support Agreement), including borrowings to fund small or odd dollar amounts that are not easily accommodated in the commercial paper market. The “CP Rate” for any day on or after the occurrence of an Event of Default (unless such Event of Default has been waived or eliminated by amendment) shall be an interest rate equal to 4.00% per annum above the Corporate Base Rate in effect on such day.

“Day Count Fraction” means, as to any Funding Tranche for any Fixed Period, a fraction (a) the numerator of which is the number of days in such Fixed Period and (b) the denominator of which is 360 (or, with respect to any Funding Tranche which accrues interest by reference to the Corporate Base Rate, the actual number of days in the related calendar year).

“Designated Financial Institution” means any financial institution identified on (or referenced in) Schedule I attached hereto.

“Distribution Period” means, initially, the period from, and including, the Closing Date to, but excluding, the first Distribution Date and thereafter the period from, and including, each Distribution Date to, but excluding, the next Distribution Date.

“Eurodollar Rate” means, for any Fixed Period, an interest rate per annum (rounded upward to the nearest 1/1000th of 1%) determined pursuant to the following formula:

Eurodollar Rate =	LIBOR
1.00 - Eurodollar Reserve Percentage

where,

“Eurodollar Reserve Percentage” means, for any Fixed Period, the maximum reserve percentage (expressed as a decimal, rounded upward to the nearest 1/1000th of 1%) in effect on the date LIBOR for such Fixed Period is determined under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) having a term comparable to such Fixed Period; and

“LIBOR” means the rate per annum equal to the rate for deposits in U.S. dollars for a period of one month appearing on Reuters Page LIBOR01 as of 11:00 a.m. (London time) on the second Business Day prior to the commencement of such Fixed Period in the approximate amount of the portion of the Funded Amount associated with such Fixed Period, provided that, (i) if Reuters Page LIBOR01 is not available to the Agent for any reason, LIBOR for such Fixed Period shall instead be the applicable rate for deposits in U.S. dollars for a period of one month as reported by any other generally recognized financial information service as of 11:00 a.m. (London time) on the second Business Day prior to the commencement of such Fixed Period in the approximate amount of the portion of the Funded Amount associated with such Fixed Period, and (ii) if no such rate is available to the Agent, LIBOR for such Fixed period shall instead be the rate determined by the Agent to be the rate at which the Agent offers to place deposits in U.S. dollars for a period of one month with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) on the second Business Day prior to the commencement of such Fixed Period in the approximate amount of the portion of the Funded Amount associated with such Fixed Period.

“Event of Bankruptcy” means, with respect to any Person, (a) that such Person (i) shall generally not pay its debts as such debts become due or (ii) shall admit in writing its inability to pay its debts generally or (iii) shall make a general assignment for the benefit of creditors; (b) any proceeding shall be instituted by or against such Person seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property; or (c) such Person shall take any corporate, partnership or other similar appropriate action to authorize any of the actions set forth in the preceding clauses (a) or (b).

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Agent on such day on such transactions as determined by it.

“Fee Letter” means the agreement, dated as of the Closing Date, among the Seller, NFC and the Agent.

“Fixed Period” means, unless otherwise mutually agreed by the Agent and the Conduit Investor, (a) with respect to any Funding Tranche funded by the issuance of Commercial Paper prior to the occurrence of a Conduit Consolidation Event, (i) initially the period commencing on (and including) the date of the initial purchase or funding of such Funding Tranche and ending on (and including) the last day of the current calendar month, and (ii) thereafter, each period commencing on (and including) the first day after the last day of the immediately preceding Fixed Period for such Funding Tranche and ending on (and including) the last day of the current calendar month and (b) with respect to any Funding Tranche not funded by the issuance of Commercial Paper or funded by the issuance of Commercial Paper from and after the occurrence of a Conduit Consolidation Event, (i) initially the period commencing on (and including) the date of the initial purchase or funding of such Funding Tranche and ending on (but excluding) the next following Distribution Date and (ii) thereafter, each period commencing on (and including) the first day after the last day of the immediately preceding Fixed Period for such Funding Tranche and ending on (and excluding) the next following Distribution Date; provided, that

(i) any Fixed Period with respect to any Funding Tranche not funded by the issuance of Commercial Paper, or funded by the issuance of Commercial Paper from and after the occurrence of a Conduit Consolidation Event, which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day; provided, however , if interest in respect of such Fixed Period is computed by reference to the Eurodollar Rate, and such Fixed Period would otherwise end on a day which is not a Business Day, and there is no subsequent Business Day in the same calendar month as such day, such Fixed Period shall end on the next preceding Business Day;

(ii) in the case of any Fixed Period for any Funding Tranche which commences before the Final Scheduled Distribution Date and would otherwise end on a date occurring after the Final Scheduled Distribution Date, such Fixed Period shall end on such Final Scheduled Distribution Date and the duration of each Fixed Period which commences on or after the Final Scheduled Distribution Date shall be of such duration as shall be selected by the Agent; and

(iii) any Fixed Period in respect of which interest is computed by reference to the CP Rate may be terminated at the election of, and upon notice thereof to the Seller by, the Agent at any time if the related Funding Tranche is no longer funded through the issuance of Commercial Paper (or is funded through the issuance of Commercial Paper, but after the occurrence of a Conduit Consolidation Event), in which case the Funding Tranche allocated to such terminated Fixed Period shall be allocated to a new Fixed Period commencing on (and including) the date of such termination and ending on (but excluding) the next following Distribution Date, and shall accrue interest at the Alternate Rate (provided, that, notwithstanding anything to the contrary contained in the defined term “Alternate Rate”, during the first three (3) Business Days of such new Fixed Period, the related Funding Tranche shall accrue interest at a per annum rate equal to 2.00% per annum above the Corporate Base Rate in effect on each such day).

“Funded Amount” means on any Business Day, an amount equal to the result of (a) the Initial Invested Amount minus (b) the aggregate principal amount of principal payments made to the Noteholder prior to such day; provided, that the Funded Amount shall be restored or reinstated to the extent any such principal payment so received and applied is at any time rescinded, returned or refunded for any reason.

“Funding Rate” means, with respect to any Fixed Period and any Funding Tranche, (a) prior to the occurrence of a Conduit Consolidation Event, to the extent the Conduit Investor is funding such Funding Tranche during such Fixed Period through the issuance of Commercial Paper, the CP Rate, and (b) from and after the occurrence of a Conduit Consolidation Event or to the extent any Investor is not funding such Funding Tranche through the issuance of Commercial Paper, a rate per annum (expressed as a percentage and an interest yield equivalent and calculated on the basis of a 360-day year and the actual days elapsed) equal to the Alternate Rate.

“Funding Tranche” means, at any time, each portion of the Funded Amount allocated to the same Fixed Period and accruing interest by reference to the same Funding Rate at such time.

“Governmental Actions” means any and all consents, approvals, permits, orders, authorizations, waivers, exceptions, variances, exemptions or licenses of, or registrations, declarations or filings with, any Governmental Authority required under any Governmental Rules.

“Governmental Authority” means the United States of America, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and having jurisdiction over the applicable Person.

“Governmental Rules” means any and all laws, statutes, codes, rules, regulations, ordinances, orders, writs, decrees and injunctions, of any Governmental Authority and any and all legally binding conditions, standards, prohibitions, requirements and judgments of any Governmental Authority.

“Indemnified Amounts” has the meaning specified in Section 6.01.

“Indemnified Parties” has the meaning specified in Section 6.01.

“Indenture” is defined in the first paragraph of the Recitals hereto.

“Indenture Trustee” is defined in the Indenture.

“Initial Invested Amount” means $298,639,300.17.

“Investors” means the Conduit Investor and/or the Program Support Providers, as the context may require or permit.

“Issuer” or “Trust” means Navistar Financial 2009-A Owner Trust, a Delaware statutory trust.

“Material Adverse Effect” means a material adverse effect on (i) the business, results of operations or financial condition or the material properties or assets of NFC or NFRRC, (ii) the ability of NFC or NFRRC to perform its obligations hereunder or under any other Basic Document or (iii) the interests of the Agent or any Investor hereunder or under the other Basic Documents.

“Moody’s” means Moody’s Investors Service, Inc., or any successor that is a nationally recognized statistical rating organization.

“NFC” is defined in the preamble.

“NFRRC” means Navistar Financial Retail Receivables Corporation, a Delaware corporation, and its successors and permitted assigns.

“Noteholders’ Interest Distributable Amount” means, with respect to any Distribution Date, the sum of:

(A) the sum of (i) the summation of the amount of interest accrued during the related Monthly Period on each Funding Tranche funded through the issuance of Commercial Paper (but prior to the occurrence of a Conduit Consolidation Event), determined by multiplying (a) the applicable Funding Rate times (b) the Weighted Average Funded Amount for such Funding Tranche times (c) the applicable Day Count Fraction for which interest accrued at such rate and (ii) any Noteholders’ Interest Distributable Amount calculated in accordance with clause (A)(i) above due but not paid with respect to the prior Monthly Period, plus interest on such unpaid amount calculated as the product of (x) the weighted average Funding Rate for all Funding Tranches funded through the issuance of Commercial Paper (but prior to the occurrence of a Conduit Consolidation Event) during the most recent Monthly Period, times (y) the amount of such unpaid Noteholders’ Interest Distributable Amount, times (z) the applicable Day Count Fraction for which interest accrued at such rate, plus

(B) the sum of (i) the summation of the amount of interest accrued during the related Distribution Period on each Funding Tranche not funded through the issuance of Commercial Paper or funded through the issuance of Commercial Paper from and after the occurrence of a Conduit Consolidation Event, determined by multiplying (a) the applicable Funding Rate times (b) the Weighted Average Funded Amount for such Funding Tranche times (c) the applicable Day Count Fraction for which interest accrued at such rate and (ii) any Noteholders’ Interest Distributable Amount calculated in accordance with clause (B)(i) above due but not paid with respect to the prior Distribution Period, plus interest on such unpaid amount calculated as the product of (x) the weighted average Funding Rate for all Funding Tranches not funded through the issuance of Commercial Paper, or funded through the issuance of Commercial Paper from and after the occurrence of a Conduit Consolidation Event, during the most recent Distribution Period, times (y) the amount of such unpaid Noteholders’ Interest Distributable Amount, times (z) the applicable Day Count Fraction for which interest accrued at such rate, plus

(C) on any Distribution Date on which the Funded Amount is reduced to zero and on the Final Scheduled Distribution Date, any amounts which accrue in clause (A) above (together with all fees which accrue pursuant to paragraph 1 of the Fee Letter) from (and excluding) the last day of the related Monthly Period through (and including) such Distribution Date.

“Note Interest” means, with respect to any Investor at any time, the undivided interest in the Purchased Note owned by such Investor at such time.

“Other Obligations” means the fees under the Fee Letter and any other amounts payable to the Agent or any Investor under or in connection with this Agreement or any other Basic Document (other than principal or interest in respect of the Purchased Note), including, without limitation, all Breakage Payments and all amounts payable from time to time pursuant to Article VI.

“Program Support Agreement” means and includes any agreement entered into by any Program Support Provider providing for the issuance of one or more letters of credit for the account of the Conduit Investor, the issuance of one or more surety bonds for which the Conduit Investor is obligated to reimburse the applicable Program Support Provider for any drawings thereunder, the sale by the Conduit Investor to any Program Support Provider of the Purchased Note (or any portion thereof or participation therein) and/or the making of loans and/or other extensions of credit to the Conduit Investor in connection with the Conduit Investor’s commercial paper program, together with any letter of credit, surety bond or other instrument issued thereunder, whether any of the foregoing is for the purpose of providing credit support or liquidity to the Conduit Investor.

“Program Support Provider” means and includes any Person now or hereafter extending credit or having a commitment to extend credit to or for the account of, or to make purchases from, the Conduit Investor or issuing a letter of credit, surety bond or other instrument to support any obligations arising under or in connection with the Conduit Investor’s commercial paper program.

“Purchased Note” means the Note, in the maximum aggregate principal amount of $298,639,300.17 issued on the Closing Date by the Trust to the Agent (or its nominee) on behalf of the Investors pursuant to the Indenture and Section 2.01 hereof.

“Recipient” has the meaning specified in Section 2.04.

“Royal Bank” is defined in the preamble.

“Seller” is defined in the preamble.

“Servicer” is defined in the preamble.

“Standard & Poor’s” or “S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., or any successor that is a nationally recognized statistical rating organization.

“Thunder Bay” is defined in the preamble.

“Weighted Average Funded Amount” means, with respect to any Funding Tranche for any Fixed Period, the quotient of (i) the summation of the portion of the Funded Amount allocated to such Funding Tranche determined as of each day in such Fixed Period, divided by (ii) the number of days in such Fixed Period.

SECTION 1.02. Terms Generally. All terms defined directly or by incorporation herein shall have the defined meanings when used in any certificate or other document delivered pursuant hereto unless otherwise defined therein. For purposes of this Agreement and all such certificates and other documents, unless the context otherwise requires: (a) accounting terms not otherwise defined herein, and accounting terms partly defined herein to the extent not defined, shall have the respective meanings given to them under, and shall be construed in accordance with, generally accepted accounting principles in effect in the United States from time to time; (b) terms used in Article 9 of the applicable UCC as in effect from time to time, and not specifically defined herein, are used herein as defined in such Article 9; (c) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (d) the words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of this Agreement (or such certificate or document); (e) references to any Article, Section, Schedule or Exhibit are references to Articles, Sections, Schedules and Exhibits in or to this Agreement (or the certificate or other document in which the reference is made) and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (f) the term “including” means “including without limitation”; (g) references to any law refer to that law as amended from time to time and include any successor law; (h) references to any agreement refer to that agreement as from time to time amended or supplemented or as the terms of such agreement are waived or modified in accordance with its terms; (i) references to any Person include that Person’s successors and permitted assigns; and (j) headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

SECTION 1.03. Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each means “to but excluding,” and the word “within” means “from and excluding a specified date and to and including a later specified date.”

ARTICLE II

Matters Relating to the Purchased Note

SECTION 2.01. Purchase of the Purchased Note. On the terms and subject to the conditions set forth in this Agreement, and in reliance on the covenants, representations, warranties and agreements herein and therein set forth, the Seller shall cause to be issued (and shall cause the Indenture Trustee to authenticate and deliver to the Agent), and the Agent shall purchase (on behalf of the Investors), the Purchased Note issued on the Closing Date. The purchase price payable for the Purchased Note shall be equal to the Initial Invested Amount. The Agent (or its nominee) shall hold the Purchased Note on behalf of the Investors pro rata in accordance with their respective outstanding portions (if any) of the Funded Amount funded by them from time to time. The Purchased Note so issued shall be dated as of the Closing Date, registered in the name of the Agent (or its nominee) and duly authenticated in accordance with the provisions of the Indenture. Without limiting any other provision of this Agreement, the issuance of the Purchased Note and the funding of the Initial Invested Amount thereunder on the Closing Date are subject to the satisfaction of the conditions precedent set forth in Article IV. Upon such issuance, (i) the Agent shall thereby acquire the Purchased Note, and (ii) the Agent and the Investors shall become subject to the terms and conditions set forth herein and the Indenture.

SECTION 2.02. The Purchased Note; Etc. The funding of the Initial Invested Amount shall be evidenced by the Purchased Note and shall be governed by and subject to the Indenture. All payments to be made on the Purchased Note shall be made in accordance with the Indenture and the terms of this Agreement. The sole Holder of the Purchased Note shall be the Agent, which shall hold such Purchased Note for the benefit of the Investors. Except as otherwise required in the Indenture, all payments to be made on the Purchased Note shall be made by wire transfer of immediately available funds to the account set forth below the Agent’s signature to this Agreement (or to such other account as the Agent may specify from time to time in writing to the Seller and the Indenture Trustee).

SECTION 2.03. Calculation of Interest; Etc.

(a) On or before the second Business Day after the end of each Monthly Period, the Agent shall calculate for the related Distribution Date, the Noteholders’ Interest Distributable Amount payable on such Distribution Date and provide such calculation to the Servicer and NFC in writing. If any Funding Tranche begins to accrue interest at a Funding Rate other than the CP Rate after the date the Agent provides the Noteholders’ Interest Distributable Amount calculation for any Distribution Date, the Agent shall promptly provide the Servicer and NFC a calculation of the interest that will accrue on such Funding Tranche and be included in the definition of “Noteholders’ Interest Distributable Amount” for such Distribution Date. The parties acknowledge that the interest calculation set forth in clause (C) of the definition of “Noteholders’ Interest Distributable Amount” shall be an estimate. If the estimated accruals exceed the actual accruals, the Agent shall reimburse such excess. If the actual accruals exceed the estimated accruals, the Seller shall reimburse the Agent.

(b) If (i) any distribution of principal is made with respect to any Funding Tranche with a Fixed Period and a fixed interest rate other than on the Final Scheduled Distribution Date and (ii) as a consequence of such distribution the interest paid by an Investor to providers of funds to it to fund such Funding Tranche exceeds returns earned by such Investor with respect to such Funding Tranche, factoring in actual returns earned during the Fixed Period and assuming redeployment of such funds in highly rated short-term money market instruments from the date of principal distribution through the end of the Fixed Period, then, upon written notice (including a detailed calculation of the Breakage Payment) from the Agent to the Servicer and NFC, such Investor shall be entitled to receive additional amounts in the amount of such excess (each, a “Breakage Payment”) on the second Business Day after the Servicer receives such notice or, if later, on the date of such distribution.

(c) On each date the principal amount of the Purchased Note is reduced, a duly authorized officer, employee or agent of the Agent (or its nominee) shall make appropriate notations in its books and records of the applicable rates of interest and the amount of each such reduction, as applicable. Each of NFC, the Servicer, the Seller and each Investor authorizes each duly authorized officer, employee and agent of the Agent (or its nominee) to make such notations on the books and records as aforesaid and such notation made in accordance with the foregoing authority shall be binding on NFC, the Servicer, the Seller and each Investor absent manifest error.

(d) Whenever any amount is paid pursuant to the Indenture to the Agent in connection with the Purchased Note, the Agent shall promptly allocate such amounts among the applicable Investors and pay, or cause to be paid, out of such funds received by it, to each applicable Investor, its share of such amount; provided, that if any such amount paid to the Agent is insufficient to pay the amount due to each Investor in respect of such amounts, the Agent shall distribute the amount it has received to each Investor pro rata based on the amounts owed to each Investor and forthwith report the amount of such deficiency to NFC, the Seller, the Indenture Trustee and the Servicer.

SECTION 2.04. Sharing of Payments, Etc. If any Investor (for purposes of this Section only, being a “Recipient”) shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of any Note Interest owned by it in excess of its ratable share of payments on account of the applicable Funded Amount obtained by the Investors entitled thereto, such Recipient shall forthwith purchase from the Investors entitled to a share of such amount participations in the applicable Note Interests owned by such Persons as shall be necessary to cause such Recipient to share the excess payment ratably with each such other Person entitled thereto; provided, that if all or any portion of such excess payment is thereafter recovered from such Recipient, such purchase from each such other Person shall be rescinded and each such other Person shall repay to the Recipient the purchase price paid by such Recipient for such participation to the extent of such recovery, together with an amount equal to such other Person’s ratable share (according to the proportion of (a) the amount of such other Person’s required payment to (b) the total amount so recovered from the Recipient) of any interest or other amount paid or payable by the Recipient in respect of the total amount so recovered.

ARTICLE III

Representations and Warranties

SECTION 3.01. Representation and Warranties.

(a) The Seller. The Seller hereby makes the following representations and warranties to the Agent and the Investors as of the Closing Date, and the Investors and the Agent shall be deemed to have relied on such representations and warranties in purchasing the Purchased Note on the Closing Date:

(i) the Seller repeats and reaffirms the representations and warranties of the Seller set forth in Section 2.05 and Section 3.01 of the Pooling Agreement and represents and warrants that such representations and warranties are true and correct;

(ii) each of the Basic Documents executed by the Seller has been duly authorized, executed and delivered by the Seller, and is the valid and legally binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except that the enforcement thereof may be subject to (x) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (y) general principles of equity and the discretion of the court before which any proceeding therefor may be brought;

(iii) the Purchased Note has been duly and validly authorized and, when executed and authenticated in accordance with the terms of the Indenture, and delivered to and paid for in accordance with this Agreement, (x) will be duly and validly issued and outstanding and will constitute the valid and binding obligation of the Trust enforceable against the Trust in accordance with its terms, except that the enforcement thereof may be subject to (A) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (B) general principles of equity and the discretion of the court before which any proceeding therefor may be brought and (y) will be entitled to the benefits of the Indenture;

(iv) there is no pending or, to the Seller’s knowledge, threatened action, suit or proceeding by or against the Seller before any Governmental Authority or any arbitrator (w) asserting the invalidity of this Agreement, any other Basic Document or the Purchased Note, (x) seeking to prevent the issuance of the Purchased Note or the consummation of any of the transactions contemplated by this Agreement or any other Basic Document, (y) that might materially and adversely affect the performance by the Seller or the Trust of its obligations under, or the validity or enforceability of, this Agreement, any other Basic Document or the Purchased Note or (z) that if determined adversely as to the Seller or the Trust would have a Material Adverse Effect;

(v) the Seller (x) is not in violation of its Certificate of Incorporation or By-Laws and (y) is not in breach or violation of any of the terms or provisions of, or with the giving of notice or lapse of time, or both, would be in default under, any contract, indenture, mortgage, deed of trust, loan agreement, note, lease, partnership agreement, or other agreement or instrument to which the Seller is a party or by which it may be bound or to which any of its properties or assets may be subject, except for such violations or defaults that would not have a Material Adverse Effect;

(vi) any taxes, fees and other charges of Governmental Authorities applicable to the Seller in connection with the execution, delivery and performance by the Seller of the Basic Documents or otherwise applicable to the Seller in connection with the Trust have been paid or will be paid by the Seller at or prior to the Closing Date, to the extent then due, except for any such failures to pay which, individually and in the aggregate, would not have a Material Adverse Effect;

(vii) the Trust has been duly created and is validly existing under the laws of the State of Delaware and the Seller has authorized the Trust to issue and sell the Purchased Note;

(viii) neither the Trust nor the Seller is insolvent or the subject of any voluntary or involuntary bankruptcy proceeding;

(ix) no proceeds of a purchase hereunder will be used by the Seller (x) for a purpose that violates or would be inconsistent with Regulations T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or (y) to acquire any security in any transaction in violation of Section 13 or 14 of the Securities Exchange Act of 1934, as amended;

(x) assuming the accuracy of the representations and warranties of the Investors set forth below, the sale of the Purchased Note pursuant to the terms of this Agreement and the Indenture will not require registration of the Purchased Note under the Act;

(xi) neither the Trust nor the Seller is an “investment company” or is controlled by an “investment company” within the meaning of the 1940 Act;

(xii) no written information furnished or to be furnished by the Seller or any of its Affiliates, agents or representatives to the Investors or the Agent for purposes of or in connection with this Agreement, including, without limitation, any reports delivered pursuant to Section 5.02 and any information relating to the Receivables and NFC’s retail receivables financing business, is or shall be inaccurate in any material respect, or contains or shall contain any material misstatement of fact, or omits or shall omit to state a material fact or any fact necessary to make the statements contained therein not misleading, in each case as of the date such information was or shall be stated or certified and as of the date such information was delivered by the Seller or any of its Affiliates, agents or representatives to the Investors or the Agent;

(xiii) the Indenture is not required to be qualified under the Trust Indenture Act; and

(xiv) (A) the Seller’s chief executive office and principal place of business is, and has been at all times during the five years preceding the date of this Agreement, located in the State of Illinois and (B) the Seller is a “registered organization” (as defined in Section 9-102 of the UCC) incorporated in the State of Delaware and, for purposes of Article 9 of the UCC, the Seller is, and has been at all times during the five years preceding the date of this Agreement, located in the State of Delaware.

(b) NFC. NFC hereby makes the following representations and warranties to the Investors and the Agent as of the Closing Date and the Investors and the Agent shall be deemed to have relied on such representations and warranties in purchasing the Purchased Note on the Closing Date:

(i) NFC repeats and reaffirms its representations, warranties and covenants, in its capacity as Servicer, set forth in Section 5.01 of the Servicing Agreement and the representations and warranties of NFC set forth in Sections 3.01, 3.02 and 5.01 of the Purchase Agreement and represents and warrants that all such representations and warranties are true and correct as of such date;

(ii) no Governmental Action which has not been obtained is required by or with respect to NFC in connection with any of the Basic Documents, except any such failure which would not have a Material Adverse Effect;

(iii) each of the Basic Documents has been duly authorized, executed and delivered by NFC, and is the valid and legally binding obligation of NFC, enforceable against NFC in accordance with its terms, except that the enforcement thereof may be subject to (x) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (y) general principles of equity and the discretion of the court before which any proceeding therefor may be brought;

(iv) the Purchased Note has been duly and validly authorized and, when executed and authenticated in accordance with the terms of the Indenture, and delivered to and paid for in accordance with this Agreement, (x) will be duly and validly issued and outstanding and will constitute the valid and binding obligation of the Trust enforceable against the Trust in accordance with its terms, except that the enforcement thereof may be subject to (A) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (B) general principles of equity and the discretion of the court before which any proceeding therefor may be brought and (y) will be entitled to the benefits of the Indenture;

(v) there is no pending or, to NFC’s knowledge, threatened action, suit or proceeding by or against NFC or the Seller before any Governmental Authority or any arbitrator (w) asserting the invalidity of this Agreement, any other Basic Document or the Purchased Note, (x) seeking to prevent the issuance of the Purchased Note or the consummation of any of the transactions contemplated by this Agreement or any other Basic Document, (y) that might materially and adversely affect the performance by any of NFC, the Seller or the Trust of its obligations under, or the validity or enforceability of, this Agreement, any other Basic Document or the Purchased Note or (z) that if determined adversely as to NFC, the Seller or the Trust would have a Material Adverse Effect;

(vi) NFC (x) is not in violation of its Certificate of Incorporation or By-Laws and (y) is not in breach or violation of any of the terms or provisions of, or with the giving of notice or lapse of time, or both, would be in default under, any contract, indenture, mortgage, deed of trust, loan agreement, note, lease, partnership agreement, or other agreement or instrument to which NFC is a party or by which it may be bound or to which any of its properties or assets may be subject, except for such violations or defaults that would not have a Material Adverse Effect;

(vii) any taxes, fees and other charges of Governmental Authorities applicable to NFC in connection with the execution, delivery and performance by NFC of the Basic Documents or otherwise applicable to NFC in connection with the Trust have been paid or will be paid by NFC at or prior to the Closing Date, to the extent then due, except for any such failures to pay which, individually and in the aggregate, would not have a Material Adverse Effect;

(viii) the Trust has been duly created and is validly existing under the laws of the State of Delaware;

(ix) neither the Trust nor NFC is insolvent or the subject of any insolvency proceeding;

(x) no written information furnished or to be furnished by NFC or its Affiliates, agents or representatives to the Investors or the Agent for purposes of or in connection with this Agreement, including, without limitation, any reports delivered pursuant to Section 5.02 and any information relating to the Receivables and NFC’s retail receivable financing business, is or shall be inaccurate in any material respect, or contains or shall contain any material misstatement of fact, or omits or shall omit to state a material fact or any fact necessary to make the statements contained therein not misleading, in each case as of the date such information was or shall be stated or certified, and such information heretofore furnished remains true and correct in all material respects as of the date such information was delivered by NFC or any of its Affiliates, agents or representatives to the Investors or the Agent; and

(xi) (x) NFC’s chief executive office and principal place of business is, and has been at all times during the five (5) years preceding the date of this Agreement, located in the State of Illinois and (y) NFC is a “registered organization” (as defined in Section 9-102 of the UCC) incorporated in the State of Delaware and, for purposes of Article 9 of the UCC, NFC is, and has been at all times during the five (5) years preceding the date of this Agreement, located in the State of Delaware.

(c) Investors and Agent. The Investors and the Agent (each as to itself only) hereby make the following representations and warranties to the Seller and NFC as of the Closing Date, and the Seller shall be deemed to have relied on such representations and warranties in selling the Purchased Note on the Closing Date:

(i) the Purchased Note (or its interest therein) will be acquired for investment only and not with a view to any public distribution thereof, and no Investor will offer to sell or otherwise dispose of its interest in the Purchased Note so acquired by it (or any interest therein) in violation of any of the registration requirements of the Act or any applicable state or other securities laws;

(ii) the Agent and each Investor acknowledges that it has no right to require the Seller to register the Purchased Note under the Act or any other securities law;

(iii) the Agent and each Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Purchased Note, and it is able to bear the economic risk of such investment. The Agent and each Investor has reviewed the Pooling Agreement, the Servicing Agreement and the Indenture (including the schedule and exhibits thereto) and have had the opportunity to perform due diligence with respect thereto and to ask questions of and receive answers from the Seller and its representatives concerning the Seller, the Trust and the Purchased Note;

(iv) each Investor and the Agent is an “accredited investor” as defined in Rule 501, promulgated by the Securities and Exchange Commission (the “Commission”) under the Act; and

(v) none of the Investors or the Agent is required to register as an “investment company,” and none of the Investors or the Agent is controlled by an “investment company” within the meaning of the 1940 Act.

ARTICLE IV

Conditions

SECTION 4.01. Conditions Precedent.

(a) The obligations of the Agent, for the benefit of the Investors, to purchase the Purchased Note is subject to the conditions precedent that (i) the Purchased Note shall have been on the Closing Date rated “AAA” by S&P, (ii) the Agent shall have received each of the Basic Documents (each of which shall be in full force and effect on the Closing Date), (iii) the Agent shall have received the certificates, opinions, lien searches and other items listed on Exhibit A hereto, (iv) the Agent shall have received all fees and expenses required to be paid on such date pursuant to the terms of this Agreement and the Fee Letter and (v) all conditions precedent under the Indenture and the other Basic Documents shall have been satisfied (and the Agent shall have received copies of all documentation delivered in connection therewith).

(b) The funding of the Initial Invested Amount shall be subject to the additional conditions precedent that:

(i) the Agent shall have received copies of all settlement statements and all reports required to be delivered by the Servicer pursuant to Section 2.17 of the Servicing Agreement;

(ii) each of the representations and warranties of the Seller and NFC (including in its capacity as Servicer) made herein and of the Trust made in the Basic Documents shall be true and correct in all material respects as of the Closing Date (except to the extent they expressly relate to an earlier or later date);

(iii) the Seller, NFC (individually and in its capacity as Servicer) and the Trust shall be in compliance in all material respects with all of their respective covenants contained in the Basic Documents;

(iv) (x) no Event of Default or Servicer Default shall have occurred and be continuing and no Event of Default or Servicer Default shall occur as a result of funding the Initial Invested Amount and (y) no event shall have occurred and be continuing or shall occur as a result of funding the Initial Invested Amount which, with the giving of notice or lapse of time or both, would constitute an Event of Default or Servicer Default;

(v) the Initial Aggregate Starting Receivables Balance shall equal or exceed $343,263,563.41; and

(vi) the Conduit Investor shall be able to issue Commercial Paper on the Closing Date the proceeds of which are sufficient to enable the Conduit Investor to fund the acquisition of its beneficial interest in the Purchased Note on the Closing Date.

ARTICLE V

Covenants of the Seller, NFC and the Servicer

SECTION 5.01. Access. Notwithstanding anything to the contrary contained in any Basic Document, so long as the Purchased Note remains outstanding, each of NFC and the Seller will, at any time from time to time during regular business hours with reasonable notice to the Seller and NFC, permit the Investors or the Agent, or their agents or representatives to:

(a) examine all books, records and documents (including computer tapes and disks) in the possession or under the control of the Seller or NFC relating to the Receivables (including, without limitation, such books, records and documents as may be necessary to verify the accuracy of the Servicer’s Certificates), and

(b) visit the offices and property of the Seller or NFC for the purpose of examining such materials described in clause (a) above;

it being understood that except as provided in Section 8.12, any information obtained by an Investor or the Agent pursuant to this Section 5.01 shall be held in confidence by the Investors and the Agent unless and to the extent such information (i) has become available to the public, (ii) is required or requested by any Governmental Authority or in any court proceeding or (iii) is required by any Governmental Rule. In the case of any disclosure permitted by clause (ii) or (iii), each applicable Investor and the Agent shall use commercially reasonable efforts to (x) provide the Seller with advance notice of any such disclosure and (y) cooperate with the Seller in limiting the extent or effect of any such disclosure.

SECTION 5.02. Information from NFC and the Servicer. So long as the Purchased Note remains outstanding, NFC and, in the case of clauses (a), (b) and (d), if NFC is not acting as the Servicer, the Servicer will furnish to the Agent:

(a) a copy of each certificate, opinion, report, statement, notice or other communication (other than investment instructions) furnished by or on behalf of NFC, the Seller, the Servicer or the Trust to the Indenture Trustee under any Basic Document, concurrently therewith, and promptly after receipt thereof, a copy of each notice, demand or other communication received by or on behalf of NFC, the Servicer or the Seller under any Basic Document;

(b) as soon as reasonably possible following a request therefor, such other information (including financial information), documents, records or reports respecting the Trust, the Receivables, the Seller or, to the extent it relates to the origination of Receivables or the servicing of the Trust, NFC or the Servicer, as applicable, as the Investors or Agent may from time to time reasonably request;

(c) as soon as available and in any event within (i) 45 days after the end of each of the first three fiscal quarters of any fiscal year (commencing with the fiscal quarter ended April 30, 2009) and (ii) 105 days after the end of the last fiscal quarter of any fiscal year (commencing with the fiscal quarter ended October 31, 2009), copies of the interim or annual, as applicable, financial statements of NFC, prepared in conformity with generally accepted accounting principles consistently applied (and, solely in the case of the financial statements described in clause (ii) above, prepared by a nationally recognized independent accounting firm), in each case, prepared in conformity with generally accepted accounting principles consistently applied (except to the extent such inconsistencies are described therein); and

(d) as soon as possible and in any event within two Business Days (or, with respect to a Servicer Default, within five Business Days) after knowledge thereof by a Responsible Officer of NFC or the Servicer, notice of each Event of Default or Servicer Default or event which with the giving of notice or the passage of time or both would constitute an Event of Default or a Servicer Default.

SECTION 5.03. Security Interests; Further Assurances. The Seller will take all action reasonably necessary to maintain the Indenture Trustee’s first priority perfected security interest in the Receivables and the other Collateral (to the extent it constitutes Code Collateral) granted pursuant to the Indenture. The Seller agrees to take any and all acts and to execute any and all further instruments necessary or reasonably requested by the Investors or the Agent to more fully effect the purposes of this Agreement.

SECTION 5.04. Conduct of Business. The Seller and NFC shall do all things necessary to remain duly incorporated, validly existing and in good standing as domestic corporations (or other business entity) in their respective jurisdictions of incorporation (or formation) and the Seller will cause the Trust to do all things necessary to remain duly organized, validly existing and in good standing as a statutory trust in the State of Delaware. NFC (individually and in its capacity as Servicer) shall maintain all requisite authority to conduct its business in each jurisdiction in which its business requires such authority except, in each case, where the failure to do so does not, and is not reasonably expected to, have a Material Adverse Effect.

SECTION 5.05. Compliance with Laws. The Seller and NFC (individually and in its capacity as Servicer) shall comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject or which are applicable to the Collateral except where the failure to so comply does not, and is not reasonably expected to, have a Material Adverse Effect.

SECTION 5.06. Replacement of Trustee. If at any time the identity of the Owner Trustee and the Indenture Trustee is such that the Trust Indenture Act would require the replacement of the Owner Trustee and/or the Indenture Trustee (assuming for this purpose that the Indenture were required to be qualified thereunder), then the Seller shall (or shall cause the Trust to) so replace the Owner Trustee and/or the Indenture Trustee, as applicable, in each case, within 180 days following the event which precipitated such replacement, with an Owner Trustee and/or Indenture Trustee, as applicable, reasonably satisfactory to the Agent.

SECTION 5.07. Compliance with Opinion Assumptions. Each of the Seller and NFC shall at all times (as to itself) conduct its affairs in all material respects in accordance with the factual assumptions applicable to it set forth in, and forming the basis of, the bankruptcy opinions of Kirkland & Ellis LLP delivered pursuant to Section 4.01(a).

SECTION 5.08. Further Covenants. Each of the Seller and NFC will duly observe and perform each of its covenants set forth in the other Basic Documents in all material respects.

SECTION 5.09. Amendments. Neither the Seller nor NFC will make, or permit any Person to make, any amendment, modification or change to, or provide any waiver under any Basic Document without the prior written consent of the Agent.

ARTICLE VI

Indemnification

SECTION 6.01. Indemnities by the Seller, NFC and the Servicer. Without limiting any other rights that the Agent or any Investor may have hereunder or under applicable law, (A) the Seller hereby agrees to indemnify (and pay upon demand to) the Agent, each Investor and their respective assigns, officers, directors, agents and employees (each an “Indemnified Party”) from and against any and all damages, losses, claims, taxes, liabilities, costs, expenses and for all other amounts payable, including reasonable attorneys’ fees (which attorneys may be employees of the Agent or such Investor) and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of this Agreement or the acquisition, either directly or indirectly, by an Investor of the Purchased Note (or any interest therein), and (B) the Servicer (or, if NFC is not the Servicer, NFC) hereby agrees to indemnify (and pay upon demand to) each Indemnified Party for Indemnified Amounts awarded against or incurred by any of them arising out of the NFC’s activities as Servicer excluding, however, in all of the foregoing instances under the preceding clauses (A) and (B):

(i) Indemnified Amounts to the extent such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification;

(ii) Indemnified Amounts to the extent arising from the acts or omissions of a successor Servicer;

(iii) Indemnified Amounts to the extent the same includes losses in respect of Receivables that are uncollectible as a result of the creditworthiness of the related Obligors;

(iv) taxes imposed by any jurisdiction in which such Indemnified Party is or would be subject to tax (unless such tax arises solely as a result of the transactions contemplated by this Agreement) on or measured by the overall net income of such Indemnified Party to the extent that the computation of such taxes is consistent with the characterization for income tax purposes of the acquisition by the Investors of interests in the Purchased Note as a loan or loans by the Investors to Seller secured by the Receivables; or

(v) Indemnified Amounts arising from a breach of any representation or warranty with respect to any Receivable, to the extent such Receivable is repurchased in accordance with the terms of the Pooling Agreement and the Purchase Agreement; provided, that, the exclusion set forth in this clause (v) shall not apply to any such Indemnified Amounts (A) arising from any failure by NFC (in any capacity), the Seller or any Receivable to comply with applicable law or (B) incurred in connection with any third party claim, action or demand (whether threatened or pending), whether or not an Indemnified Party is a party thereto;

provided, however, that nothing contained in this sentence shall limit the liability of the Seller or NFC (in any capacity) or limit the recourse of the Agent or the Investors to the Seller or NFC (in any capacity) for amounts otherwise specifically provided to be paid by the Seller or NFC (in any capacity) under the terms of this Agreement or any other Basic Document.

SECTION 6.02. Increased Cost and Reduced Return. If after the date hereof, any Investor shall be charged any fee, expense or increased cost on account of the adoption of any applicable law, rule or regulation (including any applicable law, rule or regulation regarding capital adequacy) or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof or any accounting board or authority (whether or not part of government) which is responsible for the establishment or interpretation of national or international accounting principles, or compliance with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency or accounting board or authority (a “Regulatory Change”): (i) that subjects any Investor to any charge, increased capital costs or withholding on or with respect to this Agreement or any Program Support Agreement or an Investor’s obligations under this Agreement or a Program Support Agreement, or on or with respect to the Receivables, or changes the basis of taxation of payments to any Investor of any amounts payable under this Agreement or any Program Support Agreement (except for changes in the rate of tax on the overall net income of an Investor) or taxes excluded by Section 6.01 or (ii) that imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of an Investor, or credit extended by an Investor pursuant this Agreement or a Program Support Agreement or (iii) that imposes any other condition the result of which is to increase the cost to an Investor of performing its obligations under this Agreement or a Program Support Agreement, or to reduce the rate of return on an Investor’s capital as a consequence of its obligations under this Agreement or a Program Support Agreement, or to reduce the amount of any sum received or receivable by an Investor under this Agreement or a Program Support Agreement or to require any payment calculated by reference to the amount of interests or loans held or interest received by it, then, upon demand by the Agent, Seller shall pay to the Agent, for the benefit of the relevant Investor, such amounts charged to such Investor or such amounts to otherwise compensate such Investor for such increased cost or such reduction. For the avoidance of doubt, no claim for compensation may be made pursuant to this Section 6.02 in connection with the occurrence of a Conduit Consolidation Event to the extent (but only to the extent) the applicable Investor is otherwise compensated for such Conduit Consolidation Event by virtue of the increase in the Funding Rate resulting from such Conduit Consolidation Event.

SECTION 6.03. Other Costs and Expenses. Seller shall pay to the Agent within thirty (30) days of receipt of an invoice (including reasonable supporting documentation) (i) all reasonable out-of-pocket fees and expenses incurred by the Agent and the Investors (including the reasonable fees and expenses of outside counsel to any such Person) in connection with the negotiation, preparation, execution and delivery, the amendment to, or waiver of, or the enforcement of, or any breach by NFC or NFRRC of, this Agreement or any other Basic Document, (ii) all reasonable out-of-pocket fees and expenses incurred by the Agent and the Investors in connection with Section 5.01 subsequent to the execution and delivery hereof, including the reasonable fees and expenses of independent accountants (it being understood that if no Event of Default has occurred, the Seller shall be responsible for the reasonable out-of-pocket fees and expenses in connection with one examination/visit per year pursuant to Section 5.01 related to the transactions contemplated herein or in the other Basic Documents and, if an Event of Default has occurred, the Seller shall be responsible for the reasonable out-of-pocket fees and expenses of such examinations/visits related to the transactions contemplated herein or in the other Basic Documents as the Agent may request) and (iii) the fees and expenses charged by S&P (or any other Rating Agency) in connection with (x) the rating (and maintaining and monitoring the rating) of the Purchased Note and/or (y) the rating (and maintaining the rating) of the Conduit Investor’s Commercial Paper, to the extent such fees and expenses described in this clause (y) relate to reviewing the transactions contemplated in this Agreement and the other Basic Documents (including the structure thereof and the credit enhancement with respect thereto).

ARTICLE VII

The Agent

SECTION 7.01. Authorization and Action. Each Investor hereby irrevocably appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Basic Document and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and any other Basic Document, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Basic Document, the Agent shall not have any duties or responsibilities, except those expressly set forth in this Agreement, nor shall the Agent have or be deemed to have any fiduciary relationship with any Investor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Basic Document or otherwise exist against the Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

SECTION 7.02. Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Basic Document by or through agents, employees or attorneys-in-fact and shall be entitled to the advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

SECTION 7.03. Liability of Agent. No Agent-Related Person shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Basic Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any Investor for any recital, statement, representation or warranty made by NFC, the Seller, the Servicer, the Indenture Trustee, or any officer thereof, contained in this Agreement or in any other Basic Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Basic Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Basic Document, or for any failure of NFC, the Seller, the Servicer, the Indenture Trustee, or any other party to any Basic Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Investor to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Basic Document, or to inspect the properties, books or records of NFC, the Seller, the Servicer, the Indenture Trustee, or any of their respective Affiliates.

SECTION 7.04. Reliance by Agent. (a) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to NFC, the Seller, the Servicer and the Indenture Trustee), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Basic Document unless it shall first receive such advice or concurrence of the Conduit Investor (and, if required by any Program Support Agreement, the requisite Program Support Providers) as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Investors against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Basic Document in accordance with a request or consent of the Conduit Investor (and, if required by any Program Support Agreement, the requisite Program Support Providers) or, if required hereunder, all Investors and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Investors.

(b) For purposes of determining compliance with the conditions specified in Article IV on the Closing Date, each Investor that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Agent to such Investor for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Investor.

SECTION 7.05. Notice of Event of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of an Event of Default or an event which, with the giving of notice or passage of time, or both, would constitute an Event of Default unless the Agent has received written notice from an Investor referring to this Agreement, describing such Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default stating that such notice is a “Notice of Event of Default.” The Agent will notify the Investors of its receipt of any such notice. The Agent shall (subject to Section 7.04 ) take such action with respect to such Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default as may be requested by the Conduit Investor (and, if required by any Program Support Agreement, the requisite Program Support Providers), provided , that, unless and until the Agent shall have received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default as it shall deem advisable or in the best interest of the Investors.

SECTION 7.06. Credit Decision; Disclosure of Information by the Agent. Each Investor acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of NFC, the Seller, the Servicer, the Indenture Trustee, or any of their respective Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Investor as to any matter, including whether the Agent-Related Persons have disclosed material information in their possession. Each Investor, including any Investor by assignment, represents to the Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of NFC, the Seller, the Servicer or the Indenture Trustee, or their respective Affiliates, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Seller hereunder. Each Investor also represents that it shall, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Basic Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of NFC, the Seller, the Servicer or the Indenture Trustee. Except for notices, reports and other documents expressly herein required to be furnished to the Investors by the Agent herein, the Agent shall not have any duty or responsibility to provide any Investor with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of NFC, the Seller, the Servicer, the Indenture Trustee, or their respective Affiliates which may come into the possession of any of the Agent-Related Persons.

SECTION 7.07. Indemnification of the Agent. Whether or not the transactions contemplated hereby are consummated, the Program Support Providers shall indemnify upon demand each Agent-Related Person, pro rata, and hold harmless each Agent-Related Person from and against any and all damages, losses, claims, liabilities, costs and expenses, including reasonable attorneys’ fees (which such attorneys may be employees of the Program Support Providers or the Agent-Related Persons) and disbursements awarded against or incurred by it; provided, that no Program Support Provider shall be liable for the payment to any Agent-Related Person of any portion of such amounts resulting from such Person’s gross negligence or willful misconduct; provided, further, that no action taken in accordance with the directions of the Conduit Investor (and, if required by any Program Support Agreement, the requisite Program Support Providers) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 7.07. Without limitation of the foregoing, each Program Support Provider shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorney’s fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Basic Document, or any document contemplated by or referred to herein. The undertaking in this Section 7.07 shall survive payment in full of the Purchased Note and the resignation or the replacement of the Agent.

SECTION 7.08. Agent in Individual Capacity. Royal Bank (and any successor Agent) and its Affiliates (and branches) may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any of NFC, the Seller, the Servicer, the Indenture Trustee, or any of their Affiliates as though Royal Bank were not the Agent hereunder and without notice to or consent of the Investors. The Investors acknowledge that, pursuant to such activities, Royal Bank, or its Affiliates (and branches) may receive information regarding NFC, the Seller, the Servicer, the Indenture Trustee, or any of their respective Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Agent shall be under no obligation to provide such information to them.

SECTION 7.09. Resignation of Agent. The Agent may resign as Agent upon thirty (30) days’ notice to the Investors. If the Agent resigns under this Agreement, the Investors shall appoint from among the Program Support Providers a successor agent for the Investors. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Investors, a successor agent from among the Program Support Providers. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent” shall mean such successor agent and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 7.09 and Sections 7.03 and 7.07 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is thirty (30) days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Program Support Providers shall perform all of the duties of the Agent hereunder until such time, if any, as the Investors appoint a successor agent as provided for above; provided that until such time as a successor agent shall have been appointed, the resigning Agent shall continue to hold the Purchased Note as “nominee” for the Investors.

SECTION 7.10. Payments by the Agent. Unless specifically allocated to an Investor pursuant to the terms of this Agreement, all amounts received by the Agent on behalf of the Investors shall be paid by the Agent to the Investors pro rata in accordance with their respective outstanding funded portions of the Funded Amount on the Business Day received by the Agent, unless such amounts are received after 12:00 noon on such Business Day, in which case the Agent shall use its reasonable efforts to pay such amounts to the Investors on such Business Day, but, in any event, shall pay such amounts to the Investors not later than the following Business Day.

ARTICLE VIII

Miscellaneous

SECTION 8.01. Assignment. (a) This Agreement shall be binding on the parties hereto and their respective successors and assigns; provided, that the Seller may not assign any of its rights or delegate any of its duties hereunder without the prior written consent of the Agent. The Conduit Investor may only assign, participate, grant security interests in, or otherwise transfer any portion of its Note Interest, in each case, as provided in clause (b) or clause (c) below. No provision of this Agreement shall in any manner restrict the ability of any Program Support Provider to assign, participate, grant security interests in, or otherwise transfer any portion of its Note Interest, provided that any such transfer shall be in accordance with the terms of the Indenture. All costs and expenses of the Agent incurred in connection with any assignment hereunder shall be borne by the Seller.

(b) The Conduit Investor may, from time to time, with prior or concurrent notice to the Seller and the Indenture Trustee, in one transaction or a series of transactions, assign, participate, grant security interests in, or otherwise transfer all or a portion of its Note Interest and its rights and obligations under this Agreement and any other Basic Document to which it is a party (x) without the consent of the Seller or any other Person, (i) to a Conduit Assignee, (ii) to any Program Support Provider or (iii) to any Designated Financial Institution and (y) with the consent of the Seller (such consent not to be unreasonably withheld or delayed), to any Person not described in preceding clause (x); provided, that, the Conduit Investor may, during the continuance of an Event of Default or Servicer Default, assign, participate, grant security interests in, or otherwise transfer all or a portion of its Note Interest and its rights and obligations under this Agreement and any other Basic Document to which it is a party, in each case, without the consent of the Seller or any other Person. Subject to the transfer restrictions set forth in the Indenture, upon and to the extent of such assignment or other transfer by the Conduit Investor, (i) such assignee shall be the owner of the assigned or transferred portion of the Note Interest, (ii) if such assignee is a Conduit Assignee (or another commercial paper conduit), such Conduit Assignee (or other commercial paper conduit) and its liquidity support provider(s) and credit support provider(s) and other related parties shall have the benefit of all the rights and protections provided to a Conduit Investor and its Program Support Provider(s) herein and in the other Basic Documents (including any limitation on recourse against such Conduit Assignee (or other commercial paper conduit) or related parties, any agreement not to file or join in the filing of a petition to commence an insolvency proceeding against such Conduit Assignee (or other commercial paper conduit), and the right to assign or otherwise transfer to another Conduit Assignee(or commercial paper conduit) as provided in this paragraph), (iii) such assignee shall assume all (or the assigned or assumed portion) of the Conduit Investor’s obligations, if any, hereunder or under any other Basic Document, and the Conduit Investor shall be released from such obligations, in each case to the extent of such assignment, and the obligations of the Conduit Investor, and such assignee shall be several and not joint, (iv) all distributions in respect of its Note Interest shall be made to the Agent, on behalf of the Conduit Investor and such assignee according to their respective Note Interests, (v) the defined terms and other terms and provisions of this Agreement and the other Basic Documents shall be interpreted in accordance with the foregoing, and (vi) if requested by the Agent with respect to the assignee, the parties will execute and deliver such further agreements and documents and take such other actions as the Agent may reasonably request to evidence and give effect to the foregoing.

(c) Notwithstanding any other provision of this Section 8.01 or otherwise in this Agreement, any Investor (including any Program Support Provider) may at any time pledge or grant a security interest in all or any portion of its rights (including, without limitation, rights to payment of interest and repayment of the Purchased Note) under this Agreement to secure obligations of such Investor to a Federal Reserve Bank, the U.S. Treasury or the Federal Deposit Insurance Corporation, without notice to or consent of any Person; provided, however, that no such pledge or grant of a security interest shall release any Investor from any of its obligations hereunder or substitute any such pledgee or grantee for such Investor as a party hereto.

SECTION 8.02. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service or sent by telecopy or by e-mail (if the recipient has provided an e-mail address), as follows:

(a) if to the Seller or NFC (in its individual capacity or as Servicer), at its address or telecopy number set forth in Appendix B to the Pooling Agreement;

(b) if to the Conduit Investor:

Thunder Bay Funding, LLC
c/o Royal Bank of Canada
Three Word Financial Center
200 Vesey Street
New York, New York 10281-8098
Attention: Denham Turton
Email:	denham.turton@rbccm.com
Phone:	(212) 428-6255
Fax:	(212) 428-2304

(c) if to the Agent:

Royal Bank of Canada
Three Word Financial Center
200 Vesey Street
New York, New York 10281-8098
Attn: Denham Turton
Email:	denham.turton@rbccm.com
Phone:	(212) 428-6255
Fax:	(212) 428-2304

With communications to Thunder Bay Funding, LLC and/or Royal
Bank of Canada, with copies to:

Royal Bank of Canada
Two Little Falls Centre
Global Securitization Group – Middle Office
2751 Centerville Rd., Suite 212
Wilmington, DE 19808
Attn: Kim Wagner
Email:	Conduit_Management@rbccm.com
Phone:	(302) 892-5903
Fax:	302 892-5900

and

Global Securitization Services, LLC
68 South Service Road, Suite 120
Melville, NY 11747
Attn: Kevin Burns
Email:	kburns@gssnyc.com
Phone:	(631) 587-4700
Fax:	(212) 302-8767

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 8.03. Waivers; Amendments.

(a) No waiver of any provision of this Agreement or consent to any departure by the Seller therefrom shall in any event be effective unless the same shall be permitted by Section 8.03(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the funding of the Purchased Note shall not be construed as a waiver of any Event of Default or Servicer Default, regardless of whether the Indenture Trustee, the Seller, NFC, the Servicer, the Agent, the Conduit Investor may have had notice or knowledge of such Event of Default or Servicer Default at the time.

(b) Any provision of the Agreement may be amended or waived by (x) the Seller, NFC and, if NFC is not the Servicer and such amendment or waiver would adversely affect the Servicer, the Servicer if, but only if, it is in writing and signed by each such Person and (y) the Agent and the Conduit Investor, if, but only if, it is in writing and signed by the Agent and the Conduit Investor. Any consent or other election or action to be taken by an Investor pursuant to the Indenture shall be taken by the Agent as registered Holder of the Purchased Note, in each case with the consent of the applicable Investors (the Seller shall have no obligation to inquire as to such consent and may rely on any consent, election or action taken by the Agent as such Holder).

(c) No waiver, amendment or modification of the Basic Documents or any other agreement referred to herein or therein to which the Seller is a party (other than this Agreement) shall affect any of the rights or obligations under this Agreement of any party hereto unless such party has given its written consent to such waiver, amendment or modification.

(d) A failure or delay in exercising any right, power or privilege in respect of this Agreement will not be presumed to operate as a waiver, and a single or partial exercise of any right, power or privilege will not be presumed to preclude any subsequent or further exercise, of that right, power or privilege or the exercise of any other right, power or privilege.

SECTION 8.04. Survival. (a) All covenants, agreements, representations and warranties made by the Seller, NFC and the Servicer herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the funding of the Purchased Note, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Indenture Trustee, the Agent, the Conduit Investor may have had notice or knowledge of any Event of Default or Servicer Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the Purchased Note or any amount payable under this Agreement is outstanding and unpaid.

(b) Notwithstanding anything to the contrary contained in this Agreement or any other Basic Document, (i) the indemnification and payment provisions of Article VI and Section 7.07 and (ii) the agreements set forth this Section 8.04 and in Sections 8.07, 8.08, 8.11, 8.14 and 8.15, shall in each case be continuing and shall survive any termination of this Agreement and/or the other Basic Documents.

SECTION 8.05. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the Indenture and the other Basic Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by each of the parties hereto and thereafter this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 8.06. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 8.07. Governing Law; Waiver of Jury Trial Right; Submission to Jurisdiction.

(a) This Agreement shall be construed in accordance with the laws of the State of New York, without reference to its conflict of laws provisions (other than Section 5-1401 of the New York General Obligations Law), and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

(b) TO THE EXTENT PERMITTED BY LAW, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(c) EACH OF THE PARTIES HERETO HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN THE CITY OF NEW YORK FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING IN THIS SECTION 8.07(c) SHALL AFFECT THE RIGHT OF ANY PARTY TO BRING ANY ACTION OR PROCEEDING AGAINST ANY OTHER PARTY OR ITS RESPECTIVE PROPERTIES IN THE COURTS OF OTHER JURISDICTIONS.

SECTION 8.08. No Bankruptcy Petition Against the Conduit Investor. Each of the Investors, the Agent, the Seller, NFC and the Servicer hereby covenants and agrees that, prior to the date which is one year and one day (or the then applicable preference period) after the payment in full of all outstanding Commercial Paper or other rated indebtedness of the Conduit Investor, it will not institute against, or join any other Person in instituting against, the Conduit Investor any proceeding of a type referred to in the definition of Event of Bankruptcy.

SECTION 8.09. Benefits of Indenture. Each of the Seller, NFC and the Servicer hereby acknowledges and confirms that each representation, warranty, covenant and agreement made pursuant to the Indenture by the Seller, NFC or the Servicer is also made herein, all for the benefit and security of the Investors and the Agent.

SECTION 8.10. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 8.11. No Recourse Against Conduit Investor, Members, Officers or Directors. Notwithstanding anything to the contrary contained in this Agreement, the obligations of the Conduit Investor under this Agreement and all other Basic Documents are solely the corporate obligations of such Conduit Investor and shall be payable solely to the extent of funds received in accordance herewith or from any party to any Basic Document in accordance with the terms thereof in excess of funds necessary to pay matured and maturing Commercial Paper. No recourse under any obligation, covenant or agreement of the Conduit Investor contained in this Agreement shall be had against Global Securitization Services, LLC (the “Corporate Services Provider”) (or any Affiliate thereof), or any stockholder, member, employee, officer, director or incorporator of the Corporate Services Provider or the Conduit Investor or any beneficial owner of any of them, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is solely a corporate obligation of the Conduit Investor, and that no personal liability whatsoever shall attach to or be incurred by the Corporate Services Provider (or any Affiliate thereof), or any stockholder, member, employee, officer, director or incorporator of the Corporate Services Provider or the Conduit Investor or any beneficial owner of any of them, as such, or any of them, under or by reason of any of the obligations, covenants or agreements of the Conduit Investor contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by the Conduit Investor of any of such obligations, covenants or agreements, either at common law or at equity, or by statute or constitution, of the Corporate Services Provider (or any Affiliate thereof) and every such stockholder, member, employee, officer, director or incorporator of the Corporate Services Provider and the Conduit Investor or any beneficial owner of any of them, as such, is hereby expressly waived as a condition of and consideration for the execution of this Agreement; provided, that the Conduit Investor shall not be considered to be an Affiliate of the Corporate Services Provider; and provided, further, that this Section 8.11 shall not relieve the Corporate Service Provider (or an Affiliate thereof) or any such stockholder, member, employee, officer, director or incorporator of the Corporate Servicer Provider or the Conduit Investor or any beneficial owner of any of them, as such, of any liability it might otherwise have for its own intentional misrepresentation or willful misconduct.

SECTION 8.12. Waiver of Confidentiality. Each of the Seller, NFC and the Servicer hereby consents to the disclosure of any non-public information with respect to it received by the Agent or any Investor (i) to the Agent, any nationally recognized statistical rating organization rating the Conduit Investor’s Commercial Paper or rating the Purchased Note, any Program Support Provider or other Person providing financing to, or any member or other Person holding equity interests in, the Conduit Investor or any of the foregoing Person’s counsel or accountants in relation to this Agreement or any other Basic Document (as long as each of the foregoing Persons has been advised to keep such information confidential); (ii) as required by applicable law or order of a court of competent jurisdiction, including its regulators, (iii) in connection with any proceeding brought by or against it with respect to this Agreement or the related transactions contemplated hereby, and (iv) with the Seller’s, NFC’s or the Servicer’s consent, as applicable (such consent not to be unreasonably withheld or delayed), to any other Investor or potential Investor. In the case of any disclosure permitted by clause (ii) or (iii) (except in the case of any disclosure required to be made by an Investor or the Agent to any applicable regulator), each applicable Investor and the Agent shall use commercially reasonable efforts to (x) provide the Seller, NFC or the Servicer, as applicable, with advance notice of any such disclosure and (y) cooperate with the Seller, NFC or the Servicer, as applicable, in limiting the extent or effect of any such disclosure.

SECTION 8.13. Confidentiality Agreement. Each of the Seller, NFC and the Servicer hereby agrees that it will not disclose the contents of this Agreement or any other Basic Document or any other proprietary or confidential information of or with respect to any Investor, the Agent or any Program Support Provider to any other Person except (a) its auditors and attorneys, employees or financial advisors (other than any commercial bank) and any nationally recognized statistical rating organization, provided that such auditors, attorneys, employees, financial advisors or rating agencies are informed of the highly confidential nature of such information, (b) as required by applicable law or order of a court of competent jurisdiction, including its regulators, (c) in connection with any proceeding brought by or against it with respect to this Agreement or the related transactions contemplated hereby, (d) in any offering document prepared for the issuance and sale of the Purchased Note if such disclosure has been reviewed and agreed to by the Investors and the Agent and (e) that the Seller, NFC and Servicer may file copies of the Basic Documents (other than the Fee Letter) with the Commission. In the case of any disclosure permitted by clause (b) or (c), the Seller, NFC and the Servicer shall use commercially reasonable efforts to (x) provide the Agent with advance notice of any such disclosure and (y) cooperate with the Agent in limiting the extent or effect of any such disclosure.

SECTION 8.14. Excess Funds. Notwithstanding any provisions contained in this Agreement to the contrary, the Conduit Investor shall not, and shall not be obligated to, pay any amount pursuant to this Agreement unless (i) the Conduit Investor has received funds which may be used to make such payment and which funds are not required to repay its Commercial Paper when due and (ii) after giving effect to such payment, either (x) the Conduit Investor could issue Commercial Paper to refinance all of its outstanding Commercial Paper (assuming such outstanding Commercial Paper matured at such time) in accordance with the program documents governing the Conduit Investor’s securitization program or (y) all of such Conduit Investor’s Commercial Paper is paid in full. Any amount which the Conduit Investor does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in § 101 of the United States Bankruptcy Code) against or corporate obligation of the Conduit Investor for any such insufficiency unless and until the Conduit Investor satisfies the provisions of clauses (i) and (ii) above. This Section shall survive the termination of this Agreement.

SECTION 8.15. Limitation of Liability. (a) No claim may be made by the Trust, the Seller, NFC, the Servicer, any of their Affiliates, or any other Person against the Agent, the Investors, any Program Support Provider, or any of their Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or the other Basic Documents, or any act, omission or event occurring in connection therewith and each of the Trust, the Seller, the Servicer and NFC, to the extent permitted by law, hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(b) No claim may be made by the Agent, the Investors, any Program Support Provider, or any of their Affiliates, or any other Person against the Trust, the Seller, NFC, the Servicer, or any of their Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or the other Basic Documents, or any act, omission or event occurring in connection therewith and each of the Agent and the Conduit Investor, to the extent permitted by law, hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CONDUIT INVESTOR:

THUNDER BAY FUNDING, LLC

By:	Royal Bank of Canada, its attorney-in-fact

By:	/s/ Denham O. Turton
Name:	Denham O. Turton
Title:	Authorized Signatory

[Signature Page to Thunder Bay Funding, LLC Note Purchase Agreement]

SELLER:

NAVISTAR FINANCIAL RETAIL RECEIVABLES CORPORATION, as Seller

By:	/s/ Bill V. McMenamin
Name:	Bill V. McMenamin
Title:	Vice President, Chief Financial Officer and Treasurer

INDIVIDUALLY AND AS SERVICER:

NAVISTAR FINANCIAL CORPORATION, individually and as Servicer

By:	/s/ Bill V. McMenamin
Name:	Bill V. McMenamin
Title:	Vice President, Chief Financial Officer and Treasurer

[Signature Page to Thunder Bay Funding, LLC Note Purchase Agreement]

AGENT:

ROYAL BANK OF CANADA

By:	/s/ Denham O. Turton
Name:	Denham O. Turton
Title:	Authorized Signatory

By:	/s/ Thomas C. Dean
Name:	Thomas C. Dean
Title:	Authorized Signatory

Deutsche Bank Trust Company Americas
ABA: 021-001-033
Account Number: 003-63-610
Account Name: Thunder Bay Funding, LLC
Ref: Kim Sukedo/Navistar Series 2009-A

[Signature Page to Thunder Bay Funding, LLC Note Purchase Agreement]

EXHIBIT A

DOCUMENTS TO BE DELIVERED TO THE AGENT

ON OR PRIOR TO THE CLOSING DATE

1.	Copies of the Resolutions of the board of Directors of each of Truck Retail Instalment Paper Corp., NFC and NFRRC certified by its Secretary authorizing its execution, delivery and performance of each Basic Document to which it is a party.

2.	Articles or Certificate of Incorporation or Formation for each of Truck Retail Instalment Paper Corp., NFC, NFRRC and the Trust certified by the Secretary of State of its jurisdiction of incorporation or formation on or within thirty (30) days prior to the Closing Date.

3.	Good Standing Certificates for each of Truck Retail Instalment Paper Corp., NFC, NFRRC and the Trust issued by the Secretary of State of Delaware.

4.	A certificate of the Secretary of each of Truck Retail Instalment Paper Corp., NFC and NFRRC certifying (i) the names and signatures of the officers authorized on its behalf to execute each Basic Documents to which it is a party and (ii) a copy of By-Laws of NFC, NFRRC and Truck Retail Instalment Paper Corp.

5.	A favorable opinion of legal counsel for each of Truck Retail Instalment Paper Corp., NFC, NFRRC and the Trust (which may include in-house counsel) reasonably acceptable to the Agent which addresses the following matters and such other matters as the Agent may reasonably request:

•	authorization, execution and delivery of the Basic Documents;

•	enforceability of the Basic Documents against Truck Retail Instalment Paper Corp., NFC, NFRRC and the Trust;

•	perfection and priority of security interests;

•	true sale of the Receivables from Truck Retail Instalment Paper Corp. to NFC and of the Receivables from NFC to the Seller, and non-consolidation of the Seller with NFC; and

•	treatment of the Purchased Note as debt for tax purposes.

6.	(i) UCC lien search reports (in Delaware) dated a date reasonably near the Closing Date listing all effective financing statements which name Truck Retail Instalment Paper Corp., NFC, NFRRC or the Trust (under its respective present or previous names), as debtor, together with copies of all such financing statements and (ii) tax lien search reports (in Delaware and Illinois) dated a date reasonably near the Closing Date listing all effective federal tax liens which name Truck Retail Instalment Paper Corp., NFC or NFRRC (under its respective present or previous names), as debtor.

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7.	UCC-1 financing statements filed in Delaware (i) naming Truck Retail Instalment Paper Corp., as seller or debtor and NFC, as purchaser or secured party, identifying the Receivables and Related Security sold by it to NFC as collateral, (ii) naming NFC, as seller or debtor and NFRRC, as purchaser or secured party, identifying the Designated Receivables and Related Security as collateral, (iii) naming NFRRC, as debtor, the Trust, as assignor secured party, and the Indenture Trustee, as secured party, identifying the Receivables and Related Security as collateral and (iv) naming the Trust, as debtor and the Indenture Trustee, as secured party, identifying the Collateral as collateral.

8.	UCC-3 financing statements for filing in all appropriate jurisdictions to the extent necessary to terminate or release as a matter of record any security interest in the Receivables, Related Security and Collections.

9.	A fully executed Retail Note Bill of Sale and Assignment, dated as of the Closing Date, duly executed by Truck Retail Instalment Paper Corp., relating to the Receivables and Related Security sold by it to NFC, together with the related Release, dated as of the Closing Date, duly executed by The Bank of New York Mellon (formerly known as The Bank of New York), as Indenture Trustee under the Indenture, dated as of October 16, 2000, between Truck Retail Instalment Paper Corp. and The Bank of New York Mellon, as Indenture Trustee.

10.	Certificates and opinions with respect to the Indenture Trustee and the Owner Trustee as are customary in transactions of the type contemplated in the Basic Documents, the form and substance of which shall be reasonably satisfactory to the Agent.

11.	A letter from S&P, dated the Closing Date, indicating that the Purchased Note has been rated “AAA.”

12.	Evidence as to the establishment of each Designated Account and, after giving effect to the application of the proceeds from the purchase of the Purchased Note, of the deposit of the Reserve Account Initial Deposit into the Reserve Account and the Yield Supplement Deposit Amount into the Yield Supplement Account.

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SCHEDULE I

LIST OF DESIGNATED FINANCIAL INSTITUTIONS

Bank of America, N.A.

The Bank of Nova Scotia

JPMorgan Chase Bank, N.A.

Citibank, N.A.

Credit Suisse

Royal Bank of Scotland plc

Deutsche Bank, AG

Goldman Sachs

BNP Paribas

and

any commercial paper conduit administered by any of the foregoing financial institutions

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